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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                                (Amendment No.________)*


                             Russ Berrie & Co. Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   782233 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  May 10, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 782233 10 0.                13G                    Page 1  of   Pages

Note: This Schedule 13G replaces the Schedule 13G filed on November 4, 2002 on behalf of Commerce Bancorp Inc. The original Schedule 13G was erroneously filed on behalf of Commerce Bancorp Inc. rather than Commerce Bank, N.A.


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS: Commerce Bank, N.A.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):

     I.R.S. Identification No. of Commerce Bank, N.A.:  22-2433468

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           Not applicable.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          5,300,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         Not applicable.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            5,300,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,300,000

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
     Not applicable.
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     25.93
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.
         (a)      Name of Issuer:   Russ Berrie & Co. Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  11 Bauer Drive
                  Oakland, NJ 07436

Item 2.
         (a)      Name of Person Filing:   Commerce Bank, N.A.

         (b)      Address of Principal Business Office or, if none, Residence:

                  Commerce Atrium
                  1701 Rte 70E
                  Cherry Hill, NJ 08034-5400

         (c)      Citizenship:

                  United States

         (d)      Title of Class of Securities:

                  Common

         (e)      CUSIP Number:

                  782233 10 0

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [   ] Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

         (b)      [ X ] Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

         (c)      [   ] Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

         (d)      [   ] Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C 80a-8).

         (e)      [   ] An investment adviser in accordance
                        with ss.240.13d-1(b)(1)(ii)(E);

         (f)      [   ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

         (g)      [   ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

         (h)      [   ] A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      [   ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [   ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:   5,300,000

         (b)      Percent of class:   25.93

         (c)      Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                        Not applicable.

                  (ii)  Shared power to vote or to direct the vote:   5,300,000

                  (iii) Sole power to dispose or to direct the disposition of:

                        Not applicable.

                  (iv)  Shared power to dispose or to direct the disposition of:

                        5,300,000.

Item 5.  Ownership of Five Percent or Less of a Class

Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

Not applicable.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:   October 31, 2002

/s/ William P. Carrozza
--------------------------------
Name:  William P. Carrozza

Title: Authorized Agent/Vice President and Senior Compliance Officer



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:  Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)